Exhibit 10.14

June 8, 2010

Todd G. Abraham

Dear Todd:

This letter will confirm our offer of employment to you for the Vice President, Operations position, reporting to the President & CEO at Endologix, Inc. The specifics of this offer are as follows:

Hire Date:	July 1, 2010

Salary:
Beginning August 1, 2010, an annual base salary of Two Hundred Sixty Thousand Dollars ($260,000) paid semi-monthly in the amount of Ten Thousand Eight Hundred Thirty Three Dollars and Thirty Three Cents ($10, 833.33).

The salary for the month of July 2010 will be Ten Thousand Eight Hundred Thirty Three Dollars and Thirty Three Cents ($10,833.33) and will be paid on the July 31, 2010 payroll.

Bonus:
Annual bonus target of 35% of base salary, contingent upon the achievement of company objectives. For 2010, you will be eligible for 50% of the annual bonus target or a minimum of $40,000 payable in January 2011.

Equity Participation:
Stock Option grant in the amount of 90,000 shares of common stock will be authorized under the Endologix Stock Option Plan. This grant will be priced on the first day of your employment and vest over a four (4) year period.

Group Benefits:
You will be eligible to participate in the company-sponsored insurance programs. Eligibility for you and your dependants is on the date of hire, following the return of all successfully completed enrollment applications.

401(k) Plan:
You will be eligible to participate in the Company’s 401(k) plan. Eligibility is on your date of hire, following the return of all successfully completed enrollment applications. You may contribute from 1 to 100% of your salary up to the annual limit of $16,500.00.

Employee Stock

Purchase Plan:	You will be eligible to participate in the ESPP according to the standard provisions of the plan.

Exhibit 10.14

Vacation:	You will be eligible for three weeks per full year accrued at a rate of 10 hours per month with a maximum accrual of 240 hours.

Formal Review:	A formal review process, including a salary review will occur on an annual basis beginning January 1, 2011.

Employment:	This offer is good for three working days after receipt of this letter and the terms of this offer are completely confidential in nature and may not be shared with any third party.

Endologix, Inc. abides by employment at-will, which permits the Company to change the terms and conditions of employment with or without cause or notice, including but not limited to termination, demotion, transfer, compensation, benefits, duties, and location of work. Employees are also free to quit at any time, with or without cause or prior notice. Neither this offer letter nor any other written or verbal communications are intended to create a guarantee of continued or long-term employment. All employment with the Company is at-will. This offer is also contingent upon your signing and complying with the Company’s Confidentiality Agreement which will be provided during orientation and needs to be signed and returned upon your first day of employment with the Company.

Among other terms, the Confidentiality Agreement contains a representation by you that you are not subject to any lawful agreements with any prior employer or other third party that would prevent you from accepting employment with the Company or performing your obligations under that Agreement. It also obligates you to preserve the Company’s trade secrets and intellectual property, and forbids you from using or disclosing any trade secrets or intellectual property belonging to a previous employer or other third party. The Immigration Reform and Control Act of 1986 requires all new employees to provide proof of citizenship and/or right to work documentation within three (3) days from the commencement of employment.

Todd, we look forward to having you join the management team at Endologix and helping us become a leader in the treatment of aortic disorders.

Sincerely,	Agreed and Accepted,

/s/ John McDermott	/s/ Todd G. Abraham

____________________
John McDermott                        Todd G. Abraham
President & Chief Executive Officer